Form of French Equity Sub-Plan

English version	French version
2020 EQUITY INCENTIVE PLAN	PLAN D’INTERESSEMENT 2020
ASANA, INC.	ASANA, INC.
FRENCH QUALIFYING SUB-PLAN (the “Sub-Plan”)	SOUS-PLAN CONFORME AU DROIT FRANÇAIS (le « Sous-Plan »)
A company incorporated under the laws of Delaware - United States of America	Société de droit de l'État [___] - États-Unis d'Amérique
Registered office: 1550 Bryant St #200, San Francisco, CA 94103	Siège social : [__]
Date : January 25, 2021	Date : [__]
Presentation	Présentation
1. Introduction	1. Introduction
2. Applicable laws	2. Lois applicables
3. Description of Sub-Plan	3. Description du Sous-Plan
4. Administration of Sub-Plan	4. Administration du Sous-Plan
5. Exercise of options	5. Exercice des Options
6. Delivery of the Common Stocks resulting from RSUs	6. Livraison des Actions Ordinaires résultant des AGAs
7. Taxes	7. Taxes
8. Data Protection	8. Protection des données personnelles
7. Miscellaneous	9. Divers
Appendix 1	Annexe 1
1. Introduction	1. Introduction
On September 21, 2020, Asana, Inc. (the “Company”) adopted an equity incentive plan (the “Plan”) as a way to provide incentives and awards to selected key employees, directors, consultants, and key persons of the Company and its Affiliates.

Le [__], Asana, Inc. (la « Société ») a adopté un plan d’intéressement (le « Plan ») afin d’intéresser certains salariés, mandataires sociaux, consultants et personnes clés de la Société et de ses sociétés Affiliées dans le cadre de mesures d’intéressement.

This Plan is the successor to and continuation of the Prior Plans	Le Plan est le plan faisant suite aux Plans Précédents.
The purposes of the Plan are more precisely to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Awards.	Les objectifs du plan sont plus précisément d'inciter ces personnes à déployer un maximum d'efforts pour le succès de la Société et de toute société Affiliée et de fournir un moyen par lequel ces personnes peuvent avoir la possibilité de bénéficier d'augmentations de la valeur des actions ordinaires par l'octroi d'[Instruments].

The Plan permits the granting of the awards, including the following types of awards (“Awards”):
–options to subscribe and/or purchase Common stock (the “Options”); and/or
–restricted stock units (the “RSUs”).

Le Plan permet l'octroi des instruments suivants (les « Instruments ») :
–Options de souscriptions et/ou d’achat d’Actions Ordinaires (les « Options »); et/ou
–attributions gratuites d’actions (les « AGAs »).

The Plan (and its translation in French for information purpose) is attached as an Appendix I to this Sub-Plan.	Le Plan (en anglais ainsi que sa traduction française à seule fin d’information) est joint en annexe I au présent Sous-Plan.
Based on these considerations, the Compensation Committee of the Board adopted the Sub-Plan, which shall only and exclusively apply to qualifying Employees and Officers residents of France who work for the Company of any its Relevant Affiliates.	Dans ce cadre, le Conseil d'administration a adopté le Sous-Plan du Plan, qui s'appliquera exclusivement à l’égard des Salariés et Mandataires Sociaux résidents en France et qui travaillent pour la Société ou toute autre Filiale Pertinente.
With regards to the Employees and Officers as described above, the provisions of this Sub-Plan prevail over those of the Plan and the provisions of the Plan shall only apply to the extent they do not contravene the French laws required to be complied with in order to benefit from the domestic favourable social and tax treatment applicable to the Awards.	À l’égard des Salariés et Mandataires Sociaux tels que décrits ci-dessus, les dispositions du Sous-Plan prévalent sur celles du Plan, qui ne peuvent s'appliquer que dans la mesure où elles ne contreviennent pas aux lois françaises auxquelles elles doivent se conformer pour bénéficier du régime social et fiscal favorable en France lié aux Instruments.
Under the Sub-Plan, qualifying Employees and Officers may be selected by the Board or a sub-committee of the Board to be granted Options and/or RSUs.	En vertu du Sous-Plan, les Salariés et Mandataires Sociaux remplissant les conditions requises se verront attribuer des Options et des AGAs.
Definitions: the following terms shall have the following meanings for the purposes of the Sub-Plan:	Définitions : les termes suivants auront la signification qui leur est attribuée ci-dessous :

–“Affiliates” has the meaning set forth in the Plan.
–“Awards” means either an Option or an RSU.
–“Commencement Date” means the first date following Grant Date between March 20, June 20, September 20, and December 20, of any relevant civil year, subject to the fact that the Participant agree to the grant.
–“Common Stock” means the shares of common stock of the Company.
–“Company” has the meaning set forth in article 1 of the Sub-Plan.
–“Compensation Committee” means the compensation committee of the Board.
–“Data Protection” has the meaning set forth in article 8 of the Sub-Plan.
–“Employee” means an individual, employee of any Relevant Affiliate who is a French resident.
–“Exercise Price” has the meaning set forth in article 3.4 of the Sub-Plan.
–“Delivery Date” has the meaning set forth in article 6 of the Sub-Plan.
–“Grant Date” means the date on which an Award is granted or allocated.
–“Holding Period” has the meaning set forth in article 6 of the Sub-Plan.
–“Insider Information” has the meaning set forth by article 7 of the Regulation (EU) n° 596/2014 of the European Parliament and the Council dated 16 April 2014 relating to market abuse.
–“Plan” has the meaning set forth in article 1 of the Sub-Plan.
–“Option” has the meaning set forth in article 1 of the Sub-Plan.
–“Option Participant” has the meaning set forth in article 3.1 of the Sub-Plan.
–“Officer” means a French resident individual who is the Président of any French simplified joint stock company (société par actions simplifiée) which is a Relevant Affiliate.
–“Participant” means either an Option Participant or a RSU Participant.
–“RSU” has the meaning set forth in article 1 of the Sub-Plan.
–“RSU Participant” has the meaning set forth in article 3.1 of the Sub-Plan.
–“Relevant Affiliate” means any Affiliate of the Company which fulfil the conditions set forth by article L.225-180 of the French commercial Code with regards to Options, and by article L.225-197-2 of the French commercial Code, being specified that as of the date hereof, Asana France SAS is a Relevant Affiliate.
–“RSU Vesting Period” has the meaning set forth in annex 1 to the Sub-Plan.
–“Sub-Plan” has the meaning set forth above.
All other words with a first capitalized letter will have the definitions ascribed to them in the Plan.

–« Affilié » a le sens qui lui est attribué dans le Plan.
–« Affilié Pertinent » désigne tout Affilié de la Société qui remplit les conditions fixées par l’article L.225-180 du Code de commerce à l’égard des Options, et de l’article L.225-197-2 du Code de commerce à l’égard des AGAs, étant précisé qu’à la date des présente, Asana France SAS rempli ces conditions.
–« AGA » a le sens qui lui est attribué à l’article 1 du Sous-Plan.
–« Actions Ordinaire » désigne une action ordinaire de la Société.
–« Comité des Rémunérations » désigne le comité des rémunérations du Conseil d’administration.
–« Date d’Attribution » désigne la date à laquelle un Instrument est attribué ou alloué à un Bénéficiaire.
–« Date de Commencement » désigne la première des dates suivantes suivant la Date d’Attribution, et sous réserve de l’accord du Bénéficiaire : 20 mars, 20 juin, 20 septembre, et 20 décembre de tout année considérée.
–« Bénéficiaire » désigne un Bénéficiaire d’AGA ou un Bénéficiaire d’Option.
–« Bénéficiaire d’AGA » a le sens qui lui est attribué à l’article 3.1 du Sous-Plan.
–« Bénéficiaire d’Option » a le sens qui lui est attribué à l’article 3.1 du Sous-Plan.
–« Date de Livraison » a le sens qui lui est attribué à l’article 6 du Sous-Plan.
–« Mandataire Social » désigne une personne physique, résidente française, Président de toute société par actions simplifiée qui serait un Affilié Pertinent.
–« Instrument » désigne une Option ou une AGA.
–« Information Privilégié » a le sens qui lui est attribué par l’article 7 du Règlement (UE) n° 596/2014 du Parlement européen et du Conseil du 16 avril 2014 sur les abus de marché.
–« Option » a le sens qui lui est attribué à l’article 1 du Sous-Plan.
–« Période d’Acquisition des AGAs » a le sens qui lui est attribué en annexe 1 du Sous-Plan.
–« Période de Conservation » a le sens qui lui est attribué à l’article 6 du Sous-Plan.
–« Plan » a le sens qui lui est attribué à l’article 1 du Sous-Plan.
–« Prix d’Exercice » a le sens qui lui est attribué à l’article 3.4 du Sous-Plan.
–« Protection des Données » a le sens qui lui est attribué à l’article 8 du Sous-Plan.
–« Salarié » désigne une personne physique, résidente française, salarié de tout Affilié Pertinent.
–« Société » désigne la société Asana, Inc.
–« Sous-Plan » has the meaning set forth above.
Tout autre mot commençant par une majuscule aura la signification qui lui est attribuée dans le Plan.

2. Applicable law	2. Lois applicables
The Sub-Plan has been prepared and shall be interpreted according to the following French laws and regulations:
–articles L.225-177 et seq. of the French commercial code; and
–articles L.225-197-1 et seq. of the French commercial code.

Le Sous-Plan a été établi et doit être interprété conformément aux lois et règlements français suivantes :
–articles L.225-177 et seq. du Code de commerce; et
–articles L.225-197-1 et seq. du Code de commerce.

as well as any other laws or regulations that may become applicable after the Sub-Plan was set up.	ainsi que toute autre loi ou tout autre règlement pouvant devenir applicable après la mise en place du Sous-Plan.
Following the requirements resulting from the above-mentioned applicable laws, the Board adopted this Sub-Plan authorizing the granting of a certain number of Awards to Participants giving them the right to acquire Common Stocks.	Conformément aux exigences découlant des lois applicables susmentionnées, le Conseil d'administration a adopté le présent Sous-Plan autorisant l'attribution d'un certain nombre d’Instruments aux Bénéficiaires leur donnant le droit d'acquérir des Actions Ordinaires.

3. Description of Sub-Plan	3. Description du Sous-Plan
3.1 Participants	3.1 Bénéficiaires
Awards under the Sub-Plan shall be granted by the Board, or as the case may be by the Compensation Committee, at their discretion, exclusively to the following beneficiaries who shall hold less than 10% of the Common Stocks on the Grant Date:
–with regards to Options: to Employees and Officers of any Relevant Affiliate as provided for in Article L225-177 and L.225-185 of the French Commercial Code (the “Option Participants”); and
–with regards to RSUs: to Employees and Officers of any Relevant Affiliate as provided for in Article L.225-197-1 of the French Commercial Code (the “RSU Participants”).

Les Instruments seront exclusivement attribués ou octroyés par le Conseil d’administration, ou le cas échéant par le Comité des Rémunérations, à leur discrétion à des bénéficiaires détenant moins de 10% du capital de la Société à la Date d’Attribution, lesquels seront :
–s’agissant des Options : à des Salariés et/ou Mandataire Sociaux de tout Affilié Pertinent dans les conditions et selon les modalités fixées par les articles L.225-177 et L.225-185 du Code de commerce (les « Bénéficiaires d’Options »);
–s’agissant des AGAs : à des Salariés et/ou Mandataires Sociaux de tout Affilié Pertinent dans les conditions fixées par les articles L.225-197-1 du Code de commerce (les « Bénéficiaires d’AGAs »).

The total number of RSUs cannot exceed 10% of the Company’s share capital on the Grant Date.	Le nombre total des Actions attribuées gratuitement ne peut excéder 10% du capital de la Société à leur Date d’Attribution.

Any modifications to the Company’s capital that could occur during the existence period of the Options and/or the RSUs will have no impact on the number of Common Stocks to be purchased or issued under the Options, and/or delivered under the RSUs; however, if as a result of those modifications, Common Stocks to be resulting from the Options and RSUs would be in excess of 10% of the Company’s capital, the number of Common Stocks that could result from the Options and the RSUs shall be reduced to below this maximum level of 10% of the capital.	Les modifications du capital d’Asana, Inc. pouvant intervenir pendant la période d’allocation des Options et/ ou des AGAs n’auront aucune incidence sur le nombre d’Actions Ordinaires qui sera acheté ou émise dans le cadre des Options, et/ou livré dans le cadre des AGAs; cependant, si ces modifications ont pour conséquence que lesdites Actions Ordinaires pouvant résulter des Options et des AGAs dépassent le seuil de 10% du capital, le nombre d’Actions Ordinaires pouvant donc en résulter sera réduit à due proportion pour atteindre ce pourcentage de 10% du capital.
3.2 Conditions for grant of Options and RSUs	3.2 Conditions de l'attribution des Options et des AGAs
The Awards under the Sub-Plan will be granted to Employees and Officers by the Board, or as the case may be, by the Compensation Committee.	Les Instruments au titre du Sous-Plan seront attribués aux Salariés et Mandataires Sociaux par le Conseil d’administration, ou le cas échéant par le Comité des Rémunérations.
The Options give the relevant Employees and Officers the right to subscribe for or buy Common Stocks under the conditions set forth below.	Les Options donnent aux Salariés et Mandataires Sociaux le droit de souscrire ou d'acheter des Actions Ordinaires en vertu des conditions prévues ci-dessous.
The RSUs give the relevant Employees and Officers the right to be delivered with Common Stocks under the conditions set forth below.	Les AGAs donnent aux Salariés et Mandataires Sociaux le droit de se voir attribuer gratuitement des Actions Ordinaires en vertu des conditions prévues ci-dessous.
3.3 Common Stock subject to the Sub-Plan	III.3 Actions soumises aux stipulations du Sous-Plan
In any case, the total number of Awards granted to Participants under the Sub-Plan cannot give right to subscribe to Company’s shares in excess of 1/3rd of the Company’s share capital.	En tout état de cause, le nombre total d’Instruments attribuées aux Bénéficiaires en vertu du Plan ne peut donner le droit de souscrire à un nombre d’Actions de la Société supérieur au tiers du capital social de la Société.
This limit shall take into consideration any dilutive award not yet exercised resulting from other plans or sub-plans (past, present, or future) adopted by the Company (including the Plan).	Cette limite tiendra compte de tout instrument dilutif qui n'a pas encore été exercée au titre d'autres plans ou sous-plans (passés, présents ou futurs) mis en place par la Société.
3.4 Option exercise price	3.4 Prix d'exercice des Options
The Option exercise price shall be the Fair Market Value of the Common Stock on Grant Date, as determined by the Board, or as the case may be, by the Compensation Committee (the “Exercise Price”).
Le prix d'exercice des Options correspondra à la Valeur Vénale des Actions Ordinaires à la Date d'Attribution, telle que déterminée par le Conseil d'administration, ou le cas échéant par le Comité des Rémunérations (le « Prix d’Exercice »).

3.5 Exercise of Options and term of Options	3.5 Exercice des Options et durée des Options

Options shall vest and become exercisable by a Participant in accordance with the provisions of Section 3(f) of the Plan, subject to the following restrictions:
–any decision of the Board or, as the case may be, by the Compensation Committee, concerning a change in the vesting schedule applicable to the Options shall be applicable only if such decision is favourable to the Participant and subject to compliance with French laws; and
–in the event of the death of a Participant during the term of his/her Options, then, according to provisions of article L.225-183 of French Commercial Code, the Options may be exercised by his/her estate at any time within a 6-month period following the date of the death; it being specified that this right shall not apply to Options subject to vesting conditions other than a holding period and that would not be met at the time of the death.

Les Options pourront être exercées par un Bénéficiaire conformément aux dispositions de l'article 3(f) du Plan, sous réserve des restrictions suivantes :
–toute décision du Conseil d'administration ou, le cas échéant du Comité des Rémunérations, concernant une suspension de l’exerçabilité des Options ne sera applicable que si cette décision est favorable aux Bénéficiaires sous réserve de leur conformité avec la loi française;
–en cas de décès d'un Bénéficiaire pendant la durée de ses Options, lesdites Options pourront alors, selon les dispositions de l'article L.225-183 du Code de commerce, être exercées par sa succession à tout moment dans un délai de six mois suivant la date du décès; étant précisé que ce droit ne s'appliquera pas aux Options soumises à des conditions d’exerçabilité autres qu'une période de détention dont les conditions ne seraient pas remplies au moment du décès.

Subject to the above, a Participant may exercise his Options only if he/she still has the status of an Employee or an Officer at the time of such exercise, which implies the following:
–in case of voluntary termination of employment/mandate by the Participant, said Participant may not exercise his/her Options if the exercise date takes place during any notice period (whether worked or not). The Participant will lose his/her exercise rights (and the Options shall lapse) as soon as his letter notifying his decision to leave his/her employment has been delivered to his/her employer;
–in case of retirement, the Participant will lose his/her rights to exercise his/her Options (and the Options shall lapse) on the day his professional activity stops; and
–in case of termination of employment/mandate by the employer, the Participant’s rights to exercise his/her Options will be suspended as soon as the first letter starting the redundancy procedure is sent to him/her. If the redundancy is not confirmed, the Participant will recover his/her rights to exercise his/her Options. If, conversely, the redundancy is confirmed, the Participant may exercise his/her Options but only until the last day of work during the notice period (whether worked or not); he/she will lose any such rights (and the Options shall lapse) after that date.

Sous réserve de ce qui précède, un Bénéficiaire ne peut exercer ses Options que s'il possède toujours le statut de Salarié ou de Mandataire Social au moment de cet exercice, ce qui implique ce qui suit :
–en cas de cessation d'emploi/mandat volontaire par le Bénéficiaire, ce dernier ne peut exercer ses Options si la date de l'exercice intervient pendant une période de préavis (que le Bénéficiaire ait travaillé ou non pendant celle-ci). Ce Bénéficiaire perd ses droits à exercice dès que le courrier indiquant sa décision de quitter son emploi a été remis à son employeur;
–en cas de départ à la retraite, le Bénéficiaire perd ses droits d'exercer ses Options le jour où cesse son activité professionnelle; et
–en cas de licenciement/révocation par l'employeur, les droits du Bénéficiaire d'exercer ses Options sont suspendus à compter de l’envoi de la convocation à un entretien préalable de licenciement. Si le licenciement n'est pas confirmé, le Bénéficiaire récupère ses droits d'exercice de ses Options. Si, à l'inverse, le licenciement est confirmé, le Bénéficiaire peut exercer ses Options, mais seulement jusqu'au dernier jour de travail pendant la période de préavis (que le Bénéficiaire travaille ou non); il perd lesdits droits après cette date.

3.6 Allocation and term of the RSUs	3.6 Attribution et terme des AGAs
RSUs shall vest in accordance with the provisions of Section 4(f) of the Plan, subject to the following restrictions:
–any decision of the Board, or as the case may be of the Compensation Committee, concerning a suspension of the Vesting Period of the RSUs shall be applicable only if such decision is favourable to the Participant; and
–in the event of the death of a Participant during the term of his/her RSUs, then, according to provisions of article L.225-197-3 of French Commercial Code, the vested RSUs may be settled by the issuance of Common Stock to his/her estate at any time within a 6-month period following the date of the death.

Les AGAs pourront être exercées par un Bénéficiaire conformément aux dispositions de l'article 4(f) du Plan, sous réserve des restrictions suivantes :
–toute décision du Conseil d'administration ou, le cas échéant, du Comité des Rémunérations, concernant une suspension de l’exerçabilité des AGAs ne sera applicable que si cette décision est favorable aux Bénéficiaires; et
–en cas de décès d'un Bénéficiaire pendant la durée de ses AGAs, lesdites AGAs dont la Période d’Acquisition aura expiré pourront alors, selon les dispositions de l'article L.225-197-3 du Code de commerce français, être exercées par sa succession à tout moment dans un délai de six mois suivant la date du décès.

Subject to the above, a Participant may be delivered with Common Stocks resulting from the RSUs only if he/she still has the status of an Employee or an Officer at the time of such delivery, which implies the following:
–in case of voluntary termination of employment or mandate by the Participant, said Participant may not be delivered with Common Stocks if Delivery Date takes place during any notice period (whether worked or not). This Participant will lose his/her rights (and the RSUs shall lapse) as soon as his letter notifying his decision to leave his/her employment or mandate has been delivered to his/her employer;
–in case of retirement, the Participant will lose his/her rights to be delivered with Common Stocks under RSUs (and the RSUs shall lapse) on the day his/her professional activity stops; and
–in case of termination of employment/mandate by the employer, the Participant’s rights to be delivered with Common Stocks under RSUs will be suspended as soon as the first letter starting the redundancy procedure is sent to him/her. If the redundancy is not confirmed, the Participant will recover his/her rights hereunder. If, conversely, the redundancy is confirmed, the Participant may be delivered with related Common Stocks under RSUs but only until the last day of work during the notice period (whether worked or not); he/she will lose any such rights (and the RSUs shall lapse) after that date.

Sous réserve de ce qui précède, un Bénéficiaire ne peut recevoir livraison des Actions Ordinaires résultant des AGAs que s'il possède toujours le statut de Salarié ou de Mandataire Social au moment de cet exercice, i.e., :
–en cas de cessation d'emploi/mandat volontaire par le Bénéficiaire, ce dernier ne peut recevoir livraison des Actions Ordinaires résultant des AGAs si la Date de Livraison intervient pendant une période de préavis (que le Bénéficiaire ait travaillé ou non pendant celle-ci). Ce Bénéficiaire perd ses droits à livraison des Actions Ordinaires résultant des AGAs dès que le courrier indiquant sa décision de quitter son emploi a été remis à son employeur;
–en cas de départ à la retraite, le Bénéficiaire perd ses droits à livraison des Actions Ordinaires résultant des AGAs le jour où cesse son activité professionnelle; et
–en cas de licenciement/révocation par l'employeur, les droits du Bénéficiaire à livraison des Actions Ordinaires résultant des AGAs sont suspendus à compter de l’envoi de la convocation à un entretien préalable de licenciement. Si le licenciement n'est pas confirmé, le Bénéficiaire récupère ses droits à livraison des Actions Ordinaires résultant des AGAs. Si, à l'inverse, le licenciement est confirmé, le Bénéficiaire récupère ses droits à livraison des Actions Ordinaires résultant des AGAs, mais seulement jusqu'au dernier jour de travail pendant la période de préavis (que le Bénéficiaire travaille ou non); il perd lesdits droits après cette date.

3.7 Adjustments upon changes in capital	3.7 Ajustements lors de variations de capital
Subject to the remaining provisions of this article 3.7, the number of Common Stocks to be acquired, or subscribed for under the Sub-Plan as well as (with regards to Options only) the Exercise Price, shall be definitely set upon the grant of an Award under the Sub-Plan to a Participant and shall remain unchanged while such Award remains outstanding.
Les Actions Ordinaires à acquérir, ou souscrire, en vertu du Sous-Plan (i.e., seulement s’agissant des Options) ainsi que le Prix d'Exercice seront définitivement fixés lors de la mise en œuvre dudit Sous-Plan à l’égard d’un Bénéficiaire concerné et resteront inchangés pendant la durée du Sous-Plan à l’égard du Bénéficiaire concerné.

However, applicable laws and notably article L.225-181 of the French Commercial Code provide for adjustment provisions in case of operations on share capital affecting the number of Common Stocks, such as capital increase by incorporation of reserves, capital decrease, issuance of preference shares etc.	Toutefois, la loi et notamment l'article L.225-181 du Code de commerce prévoient des dispositions d'ajustement en cas d'opérations sur le capital social affectant le nombre d'Actions Ordinaires telles que l'augmentation de capital par incorporation de réserves, la réduction de capital, l'émission d'actions de préférence, etc...
In such context, the Company shall make the necessary adjustments in order for Participants’ rights to be protected, as provided by Section L.225-181 and L.228-99 of the French Commercial Code.	Dans ces situations, la Société apportera les ajustements nécessaires afin que les droits des Bénéficiaires soient protégés dans les conditions prévues par les articles L.225-181 et L.228-99 du Code de commerce.
These adjustments may be provided through Exercise Price adjustment, or adjustment in the number of Options.	Ces ajustements peuvent être effectués par le biais d'un ajustement du Prix d’Exercice, ou d'un ajustement du nombre d’Options.
In order to make such adjustments, the Board or, as the case may be, the Compensation Committee, may temporarily suspend all exercise rights and settlement of RSUs under the Plan for a maximum 3-month period.	Afin de procéder à ces ajustements, le Conseil d'administration ou, le cas échéant, le Comité des Rémunérations, peut suspendre temporairement tous les droits d'exercice en vertu du Plan pour une période maximum de trois mois.
The Participants will then be informed in writing of any such adjustments made to their Awards.	Les Bénéficiaires en sont alors informés par écrit.
3.9 Non-transferability of Awards	3.9 Non-cessibilité des Instruments
The Awards under the Sub-Plan giving a right to acquire, subscribe or receive Common Stocks shall not be sold, transferred or disposed of in any manner except in the case of death of a Participant as provided in article 3.5 of the Sub-Plan above.	Les Instruments donnant droit d'acquérir des Actions Ordinaires sont incessibles et intransférables de quelque manière que ce soit, sauf en cas de décès d'un Bénéficiaire, ainsi qu’il est stipulé à l’article 3.5 du Sous-Plan
3.10 Notice of grant of Options	3.10 Avis d'attribution d’Options
Each Option Participant will receive an individual notice of grant indicating:
–the number of Options to be granted;
–the number of Common Stocks to be subscribed or purchased by him/her through exercise of his/her Options;
–the Exercise Price per Common Stock to be issued or purchased pursuant to the exercise of an Option; and
–the period of time during which the Options may be exercised;
to which will be appended a copy of the Sub-Plan, to which the Plan will be appended.

Chaque Bénéficiaire d’Option recevra un avis d'attribution individuel indiquant :
–le nombre d’Optons allouées;
–le nombre d'Actions Ordinaires qu'il/elle pourra souscrire ou acheter en cas d’exercice de ses Options;
–le Prix d'Exercice par Actions Ordinaires qui seront émises ou achetées conformément à l'exercice d'une Option;
–la période durant laquelle les Options pourront être exercées.
à laquelle un exemplaire du Sous-Plan sera annexée, auquel le Plan sera annexé.

The allocation of Options may be refused by the Participant, and the grant to such Participant shall be considered null and void if the documents described in the paragraph above are not countersigned by the Participant and returned to the Company within 1 month from the receipt of the above mentioned notice of grant by the Participant.	L’attribution des Options peut être refusé par le Bénéficiaire; et ladite attribution sera considérée comme caduc si les documents visés au paragraphe ci-dessus ne sont pas retournés contresignés à la Société dans le mois suivant la réception par le Bénéficiaire de l’avis susvisé.
By countersigning the above mentioned notice of grant, and the documents being appended to it, the Participant will irrevocably undertake to comply with all obligations pertaining to him/her under the Sub-Plan, and the Pan.	En contresignant l’avis susvisé et les documents y étant annexé, le Bénéficiaire s’engage fermement et irrévocablement à respecter toutes les obligations mises à sa charge au titre du Sous-Plan, et du Plan.
3.11 Notice of Allocation of RSUs	3.11 Avis d'attribution d’AGAs
Each Participant who is granted an RSU will receive an individual notice of allocation indicating:
–the number of Common Stocks to be received by him/her through settlement of his/her RSUs; and
–the RSU Vesting Period;
to which will be appended a copy of the Sub-Plan, to which the Plan will be appended.

Chaque Bénéficiaire d’AGAs recevra un avis d'attribution individuel indiquant :
–le nombre d'Actions Ordinaires qu'il/elle pourra souscrire ou acheter en cas d’exercice de ses AGAs; et
–la Période d’Acquisition des AGAs;
à laquelle un exemplaire du Sous-Plan sera annexée, auquel le Plan sera annexé.

The allocation of RSUs may be refused by the Participant; and the grant shall be considered null and void if the documents described in the paragraph above are not countersigned by the Participant and returned to the Company within 1 month from the receipt of the above mentioned notice of allocation by the Participant.	L’attribution des AGAs peut être refusé par le Bénéficiaire; en tout état de cause, ladite attribution sera considérée comme caduque si les documents visés au paragraphe ci-dessus ne sont pas retournés contresignés à la Société dans le mois suivant la réception par le Bénéficiaire de l’avis susvisé.
By countersigning the above mentioned notice of allocation, and the documents being appended to it, the Participant will irrevocably undertake to comply with all obligations pertaining to him/her under the Sub-Plan, and the Plan.	En contresignant l’avis susvisé et les documents y étant annexé, le Bénéficiaire s’engage fermement et irrévocablement à respecter toutes les obligations mises à sa charge au titre du Sous-Plan, et du Plan.
3.12 Closed periods	3.12 Fenêtres négatives

Pursuant to article L.22-10-56 of the French commercial Code, the Company will not grant any Option in the following circumstances:
–within the period of ten trading sessions preceding the date on which the annual and quarter-year accounts are made public, and on the day of publication;
–within the period between the date on which the Company's corporate bodies become aware of any Insider Information and the date on which such information is made public.

En application de l’article L.225-177 du Code de commerce, la Société ne pourra pas octroyer d’Options dans les hypothèse suivantes :
–dans le délai de dix séances de bourse précédant la date à laquelle les comptes consolidés annuels et intermédiaires, ou défaut, les comptes annuels et semestriels sont rendus publics, ainsi que le jour de la publication; et
–dans le délai compris entre la date à laquelle les organes sociaux de la Société on connaissance d’une Information Privilégiée, et la date à laquelle cette information est rendue publique.

Pursuant to article L.22-10-59 of the French commercial Code, any Participant cannot sell or transfer to third parties the Common Stock resulting from the RSUs:
–within 30 calendar days before the announcement of an interim financial report or year-end report which the Company is required to make public; and
–if the Participant has knowledge of Insider Information that has not been made public.

En application de l’article L.22-10-59 du Code de commerce, les Actions Ordinaires résultant des AGAs ne peuvent être cédées :
–dans le délai de trente jours calendaires avant l’annonce d’un rapport financier intermédiaire ou d’un rapport de fin d’année que la Société est tenu de rendre public; et
–par tout Bénéficiaire ayant connaissance d’une Information Privilégiée qui n’a pas été rendue publique.

4. Administration of Sub-Plan	4. Administration du Sous-Plan
The Sub-Plan will be administered by the Relevant Affiliate, i.e., with regards to Asana France SAS, Asana France SAS.	Le Sous-Plan sera administré par l’Affilié Pertinent, i.e., à l’égard d’Asana France SAS, Asana France SAS.
The Relevant Affiliate’s legal representative will provide the Participants with any documents required in order to exercise their Awards and transfer the acquired Common Stocks, whenever necessary.	Le représentant légal de l’Affilié Pertinent remettra aux Bénéficiaires tous les documents nécessaires leur permettant d'exercer leurs Instruments et céder les Actions Ordinaires acquises, si nécessaire.
5. Exercise of Options	5. Exercice des Options
5.1 Conditions for exercise	5.1 Conditions d'exercice
A Participant may exercise his/her Options to the extent vested and subject to earlier lapse in accordance with this Sub-Plan up to 10 years from the Grant Date, and subject to conditions set forth in the Option grant agreement.	Un Bénéficiaire peut exercer ses Options pendant les 10 ans suivants la Date d’Attribution, et sous réserve des conditions indiqués dans le contrat d’attribution d’Options.
Each Option shall give the right to subscribe to or to purchase one Common Stock of the Company.	Chaque Option donnera le droit de souscrire ou d'acheter une Action Ordinaire de la Société.
5.2 Procedure for exercise	5.2 Procédure d'exercice

An Option shall be deemed to be exercised when the following have all been completed:
–a written notice of exercise sent by registered letter with acknowledgment of receipt to the Relevant Affiliate and the Company, indicating the number of Options exercised; and
–full payment of the Exercise Price, either by check to the Company’s order or by bank transfer to the Company’s benefit; these methods of payment being the only ones acceptable under the Sub-Plan.

Une Option sera réputée exercée à réalisation des évènements suivants :
–un avis d'exercice écrit envoyé par courrier recommandé avec demande d’avis de réception à la l’Affilié Pertinent et à la Société, indiquant le nombre d'Options exercées; et
–paiement intégral du prix d'exercice, soit par chèque à l'ordre de la Société, soit par virement bancaire au bénéfice de la Société; ces modes de paiement étant les seuls acceptables en vertu du Sous-Plan.

The date indicated on the notice of exercise shall be the date of exercise of the Option.	La date indiquée sur l'avis d'exercice sera la date d'exercice de l'Option.
6. Delivery of the Common Stocks resulting from RSUs	6. Livraison des Actions Ordinaires résultant des AGAs
Common Stocks resulting from the RSUs will be delivered to the relevant Participants within 30 days following the expiry of the RSU Vesting Period (the “Delivery Date”), subject conditions set forth in the RSU grant agreement.

Les Actions Ordinaires résultant des AGAs seront livrés suivant l’expiration de la Période d’Acquisition des AGAs (la « Date de Livraison »), sous réserve du respect des conditions visées dans le contrat d’attribution d’AGAs.

As from Delivery Date, the Common Stocks resulting from the RSUs will be fully held by the relevant Participant.	A la Date de Livraison, les Actions livrées deviendront la pleine propriété du Bénéficiaire.
The Participants will be subject to a one year holding period with regards to the Common Stocks resulting from the RSUs (the “Holding” Period”). The Participants will be able to dispose freely of the Common Stocks resulting from the RSUs in accordance with article L.225-197-1 of the French commercial Code, after the expiry of the Holding Period subject to the provisions of article 3.12 of the Sub-Plan.

Les Bénéficiaires seront tenus de conserver leurs Actions Ordinaires pendant une période d’un an à compter de de leur remise à la Date de Livraison (la « Période de Conservation »). Les Bénéficiaires pourront librement disposer des Actions Ordinaires résultant des AGAs conformément aux stipulations de l’article L.225-197-1 du Code de commerce, après l’expiration de la Période de Conservation, et sous réserve des stipulations de l’article 3.12 du Sous-Plan

Therefore, the Participants can freely dispose of the Common Stock resulting from the RSUs during the Holding Period in case of invalidity as defined by article L.341-4 of the French social security Code, 2° and 3°.	Ainsi, les Bénéficiaires pourront librement disposer des Actions Ordinaires résultant des AGAs conformément aux stipulations de l’article L.225-197-1 du Code de commerce.

In the event of an exchange without cash payment of shares resulting from a merger or demerger transaction carried out in accordance with the regulations in force during the Vesting Period or during the Holding Period, the provisions of Article L.225-197-1 of the French Commercial Code, and in particular, the above-mentioned periods, for their remaining duration on the date of the exchange, remain applicable to the AGAs and Ordinary Shares received in exchange. The same applies to the exchange resulting from a public offer, division or consolidation carried out in accordance with the regulations in force, which occurs during the Holding Period. In the event of a contribution to a company or to a mutual fund whose assets consist exclusively of equity securities or securities giving access to the capital issued by the company or by a company related to it within the meaning of Article L.225-197-2, the Holding Period remains applicable, for the period remaining on the date of the contribution, to the shares or units received in consideration for the contribution.	En cas d'échange sans soulte d’actions résultant d'une opération de fusion ou de scission réalisée conformément à la réglementation en vigueur pendant la Période d’Acquisition des AGAs ou pendant la Période de Conservation, les dispositions de l’article L.225-197-1 du Code de commerce, et notamment, les périodes précitées, pour leur durée restant à courir à la date de l'échange, restent applicables aux AGAs et aux Actions Ordinaires reçus en échange. Il en est de même de l'échange résultant d'une opération d'offre publique, de division ou de regroupement réalisée conformément à la réglementation en vigueur qui intervient pendant la Période de Conservation. En cas d'apport à une société ou à un fonds commun de placement dont l'actif est exclusivement composé de titres de capital ou donnant accès au capital émis par la société ou par une société qui lui est liée au sens de l'article L. 225-197-2, la Période de Conservation reste applicable, pour la durée restant à courir à la date de l'apport, aux actions ou parts reçues en contrepartie de l'apport.
7. Taxes	7. Taxes
It is the personal responsibility of each Participant to inform himself/herself of the legal and regulatory provisions applicable to Options, RSUs, and the Common Stocks resulting from their exercise/delivery.

Il appartient à chaque Bénéficiaire de s’informer des dispositions législatives et réglementaires applicables aux Options et aux AGAs.
The payment of social security charges and taxes due by each Participant is their sole responsibility.	Le paiement des charges sociales et impôts dus par chaque Bénéficiaire relève de sa seule responsabilité.
8. Data protection	8. Protection des données personnelles
The Participant acknowledges that, in accordance with the provisions of the Applicable Regulations, his or her personal data may be used or processed by the Company, its Affiliates, or their agents or by any other person involved in the management of the Options, RSUs and Common Stocks.	Le Bénéficiaire reconnaît que, en vertu des dispositions des Réglementations Applicables, ses données à caractère personnel sauf dans les cas légaux de sortie anticipée pourront être utilisées ou traitées par la Société, ses Affiliés, ou par leurs agents ou par toute autre personne impliquée dans la gestion des Options, des RSUs, et des Actions Ordinaires.

The Company undertakes to comply, when collecting and processing the data for which it is responsible under the applicable legal or regulatory framework, with all legal obligations applicable to it in this capacity in terms of the protection of personal data and privacy, in particular the French Data Protection Act n°78-17 of 6 January 1978 as amended in 2004 and 2016, the European regulations in force, European Regulation 2016/679, the laws and regulations supplementing, ratifying or transposing them and the binding recommendations of the French independent public authority responsible for monitoring the compliance of the Parties with the Applicable Regulations (hereinafter together the "Applicable Regulations").

La Société s’engage à respecter, à l’occasion de la collecte et du traitement des données dont elle est responsable au regard du cadre légal ou règlementaire applicable, l’ensemble des obligations légales qui lui sont applicables en cette qualité en matière de protection des données à caractère personnel et de la vie privée, en particulier la Loi Informatique et Libertés n°78-17 du 6 janvier 1978 modifiée en 2004 et 2016, les réglementations européennes en vigueur, le Règlement européen 2016/679, les lois et règlementations les complétant, ratifiant ou transposant et les recommandations de la CNIL (ci-après ensemble les « Réglementations Applicables »).

The Participant authorises the collection, use or transfer of his or her personal data for the needs and requirements of the Sub-Plan and the Plan insofar as such collection, use and transfer are strictly necessary for the administration of its right(s) under the Plan.	Le Bénéficiaire autorise la collecte, l’utilisation ou le transfert de ses données à caractère personnel, pour les besoins et les nécessités du Sous-Plan et du Plan dans la mesure où cette collecte, cette utilisation et ce transfert sont strictement nécessaires pour l’administration de son ou ses droits au titre du Plan.
In accordance with the Applicable Regulations, the Participant has the right to access, rectify and oppose the processing of its personal data. In particular, the Participant has the right to object to the processing of its data and the right to give instructions on the fate of its data after his or her death. To exercise these rights, the latter may write to his or her employer's human resources department.	Conformément aux Réglementations Applicables, le Bénéficiaire dispose d’un droit d’accès de rectification et d’opposition au traitement de ses données à caractère personnel. En particulier, ce dernier bénéficie du droit de s’opposer au traitement de ses données et du droit de donner des directives sur le sort de ses données après sa mort. Pour exercer ces droits, ce dernier peut écrire au service des ressources humaines de son employeur.
9. Miscellaneous	9. Divers
The Awards will definitively lapse within ten years of their allocation.	The Awards will definitively lapse within ten years of their allocation.
Any amendment to the Plan shall be in writing and delivered by hand to the Participants or sent to the address they notified to the Relevant Affiliate, in the absence of such address, to their last domicile known by the Relevant Affiliate.	Toute modification du Plan sera faite par écrit et remise aux Bénéficiaires ou envoyée à l'adresse qu'ils ont notifiée à l’Affilié Pertinent concernée ou, à défaut de cette adresse, à leur dernier domicile connu par l’Affilié Pertinent.
The Sub-Plan supersedes the Plan only with respect to the Participants (as this term is defined in the Sub-Plan), i.e., Employees and Officers who are French residents. All provisions of the Plan remain in full force to the extent it complies with French law and with the provisions of the Sub-Plan. In the event that there is any inconsistency between the terms of the Sub-Plan and the terms of the Plan, the terms of the Sub-Plan shall prevail.
Les stipulations du Sous-Plan ne remplacent les dispositions du Plan qu’en ce qu’elles concernent les Bénéficiaires, i.e., Salariés et Mandataires Sociaux résidents français. Toutes les autres stipulations du Plan demeure en vigueur pour autant qu’elles soient conformes avec les dispositions de la loi française et les stipulations du Sous-Plan. En conséquence, en cas d'incohérence entre les termes du Sous-Plan et les termes du Plan, les termes du Sous-Plan prévaudront.

Appendix 1	Annexe 1
The Plan	Le Plan

Annex 1
RSU Vesting Period / Période d’Acquisition des AGAs

With regards to a considered grant to a Participant, the RSUs will vest in accordance with the following vesting schedule, and subject to the fulfilment of the other conditions of vesting set forth in the Sub-Plan:

For the avoidance, of doubt, the Holding Period is applicable to all Common Stock delivered under the RSUs, as from their vesting.

Les AGAs seront acquises par chaque Bénéficiaire considéré selon le calendrier suivant, sous réserve que les autres conditions d’acquisitions prévues au Sous-Plan soient également remplies :

Il est ici précisé que la Période de Conservation est applicable à toutes Actions Ordinaires livrées en application des AGAS, à compter de leur date d’acquisition.

FRENCH FORM RSU WITH ONE-YEAR HOLDING PERIOD

Asana, Inc.
2020 Equity Incentive Plan
RSU Award Grant Notice
Asana, Inc. (the “Company”) has awarded to you (the “Participant”) the number of restricted stock units specified and on the terms set forth below in consideration of your services (the “RSU Award”). Your RSU Award is subject to all of the terms and conditions as set forth herein and in the Company’s 2020 Equity Incentive Plan (the “Plan”), its French sub-plan applicable to any Participant being a French resident (the “French Sub-Plan”), and the Award Agreement (the “Agreement”), which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan, the French Sub-Plan, or the Agreement shall have the meanings set forth in the Plan, the French Sub-Plan, or the Agreement.
Participant:
Date of Grant:
Vesting Commencement Date:
Number of Restricted Stock Units:

Vesting Schedule:     [___________________________________________________].
Notwithstanding the foregoing, vesting shall terminate upon the Participant’s termination of Continuous Service as indicated in section 3.6§2 of the French Sub-Plan.
Issuance Schedule:    The Company shall issue and deliver one (1) share of Common Stock for each restricted stock unit that has vested under this RSU Award in accordance with the terms of the French Sub-Plan. Such Common Stock will be subject to a holding period as set forth in the French Sub-Plan.
Participant Acknowledgements: By your signature below or by electronic acceptance or authentication in a form authorized by the Company, you understand and agree that:
•The RSU Award is governed by this RSU Award Grant Notice (the “Grant Notice”), and the provisions of the Plan, the French Sub-Plan and the Agreement, all of which are made a part of this document. Unless otherwise provided in the Plan, the French Sub-Plan, this Grant Notice and the Agreement (together, the “RSU Award Agreement”) may not be modified, amended or revised except in a writing signed by you and a duly authorized officer of the Company.
•You have read and are familiar with the provisions of the Plan, the French Sub-Plan, the RSU Award Agreement and the Prospectus. In the event of any conflict between the provisions in the RSU Award Agreement, or the Prospectus and the terms of the French Sub-Plan and the terms of the Plan, the terms of the French Sub-Plan shall control, and then the terms of the Plan in that order. In the event of any conflict between the provisions of the Plan and the terms of the French Sub-Plan, the terms of the French Sub-Plan shall control.
•The RSU Award Agreement sets forth the entire understanding between you and the Company regarding the acquisition of Common Stock and supersedes all prior oral and written agreements, promises and/or representations on that subject with the exception of: (i) other equity awards previously granted to you, and (ii) any written employment agreement, offer letter, severance agreement, written severance plan or policy, or other written agreement between the Company and you in each case that specifies the terms that should govern this RSU Award.
Asana, Inc.    Participant:
By:
    Signature    Signature
Title:         Date:
Date:

Attachments:     RSU Award Agreement, 2020 Equity Incentive Plan

Attachment I
Asana, Inc.
2020 Equity Incentive Plan
Award Agreement (RSU Award)
As reflected by your RSU Award Grant Notice (“Grant Notice”) Asana, Inc. (the “Company”) has granted you a RSU Award under its 2020 Equity Incentive Plan (the “Plan”) for the number of restricted stock units as indicated in your Grant Notice (the “RSU Award”). The terms of your RSU Award as specified in this Award Agreement for your RSU Award (the “Agreement”) and the Grant Notice constitute your “RSU Award Agreement”. Defined terms not explicitly defined in this Agreement but defined in the Grant Notice or the Plan shall have the same definitions as in the Grant Notice or Plan, as applicable.
The general terms applicable to your RSU Award are as follows:
1.Governing Plan Document. Your RSU Award is subject to all the provisions of the Plan, including but not limited to the provisions in:
i.Section 3 of the French Sub-Plan, and Section 6 of the Plan regarding the impact of a Capitalization Adjustment, dissolution, liquidation, or Corporate Transaction on your RSU Award;
ii.Section 3.6 of the French Sub-Plan, and Section 9(e) of the Plan regarding the Company’s retained rights to terminate your Continuous Service notwithstanding the grant of the RSU Award; and
iii.Section 7 of the French Sub-Plan, and Section 8(c) of the Plan regarding the tax consequences of your RSU Award.
Your RSU Award is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan and the French Sub-Plan. In the event of any conflict between the RSU Award Agreement and the provisions of the Plan and/or the provisions of the French Sub-Plan, the provisions of the French Sub-Plan shall control, and then the provisions of the Plan, in that order.
a.Grant of the RSU Award. This RSU Award represents your right to be issued on a future date the number of shares of the Company’s Common Stock that is equal to the number of restricted stock units indicated in the Grant Notice as modified to reflect any adjustment as provided in the French Subs-Plan, and/or any Capitalization Adjustment and subject to your satisfaction of the vesting conditions set forth therein (the “Restricted Stock Units”). Any additional Restricted Stock Units that become subject to the RSU Award pursuant to an adjustment as set forth in the French Sub-Plan, and/or Capitalization Adjustments as set forth in the Plan and the provisions of Section 3 below, if any, shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Restricted Stock Units covered by your RSU Award.

b.Dividends. You shall receive no benefit or adjustment to your RSU Award with respect to any cash dividend, stock dividend or other distribution that does not result from an adjustment under the provisions of the French Sub-Plan, and Or Capitalization Adjustment as provided in the Plan; provided, however, that this sentence shall not apply with respect to any shares of Common Stock that are delivered to you in connection with your RSU Award after such shares have been delivered to you.
c.Withholding Obligations. As further provided in Section 8 of the Plan, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax and/or social security withholding obligations (including those administrations of France), if any, which arise in connection with your RSU Award (the “Withholding Taxes”) in accordance with the withholding procedures established by the Company. Unless the Withholding Taxes are satisfied, the Company shall have no obligation to deliver to you any Common Stock in respect of the RSU Award. In the event the obligation of the company or its Affiliate with respect to Withholding Taxes (a “Withholding Obligation”) arises prior to the delivery to you of Common Stock or it is determined after the delivery of Common Stock to you that the amount of the Withholding Taxes was greater than the amount withheld by the Company and/or its Affiliate (as applicable), you agree to indemnify and hold the Company and/or its Affiliate (as applicable) harmless from any failure by the Company to withhold the proper amount.
d.Date of Issuance.
i.The issuance of shares in respect of the Restricted Stock Units is intended to comply with Treasury Regulations Section 1.409A-3(a) and will be construed and administered in such a manner. Subject to the satisfaction of the Withholding Obligation, if any, in the event one or more Restricted Stock Units vests, the Company shall issue to you, in accordance with the Issuance Schedule on the Grant Notice, one (1) share of Common Stock for each vested Restricted Stock Unit. Each issuance date determined by this paragraph is referred to as an “Original Issuance Date.”
ii.If the Original Issuance Date falls on a date that is not a business day, delivery shall instead occur on the next following business day. In addition, if:
a.the Original Issuance Date does not occur (1) during an “open window period” applicable to you, as determined by the Company in accordance with the Company’s then-effective policy on trading in Company securities, or (2) on a date when you are otherwise permitted to sell shares of Common Stock on an established stock exchange or stock market (including but not limited to under a previously established written trading plan that meets the requirements of Rule 10b5-1 under the Exchange Act and was entered into in compliance with the Company’s policies (a “10b5-1 Arrangement)), and
b.either (1) a Withholding Obligation does not apply, or (2) the Company decides, prior to the Original Issuance Date, (A) not to satisfy the Withholding Obligation by withholding shares of Common Stock from the shares otherwise due, on the Original Issuance Date, to you under this Award, and (B) not to permit you to enter into a “same day sale” commitment with a broker-dealer (including but not limited to a commitment under a 10b5-1 Arrangement) and (C) not to permit you to pay your Withholding Obligation in cash, then the shares that would otherwise be issued to you on the Original Issuance Date will not be delivered on such Original Issuance Date and will instead be delivered on the first business day when you are not prohibited from selling shares of the Company’s Common Stock in the open public market, but in no event later than December 31 of the calendar year in which the Original Issuance Date occurs (that is, the last day of your taxable year in which the Original Issuance Date occurs), or, if and only if permitted in a manner that complies with Treasury Regulations Section 1.409A-1(b)(4), no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the shares of Common Stock under this Award are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulations Section 1.409A-1(d).
2.CLOSED PERIODS. Pursuant to article L.22-10-59 of the French commercial Code, you shall not transfer the Common Stock resulting from the RSUs (i) within 30 calendar days before the announcement of an interim financial report or year-end report which the Company is required to make public; (ii) and in such case that you have knowledge of Insider Information that has not been made public. For the purpose hereof, “Insider Information” has the meaning set forth by article 7 of the Regulation (EU) n°596/2014 of the European Parliament and the Council dated 16 April 2014 relating to market abuse.
3.Transferability. Except as otherwise provided in the Plan, your RSU Award is not transferable, except by will or by the applicable laws of descent and distribution.
4.Corporate Transaction. Subject to the French Sub-Plan, your RSU Award is subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on your behalf with respect to any escrow, indemnities and any contingent consideration.
5.No Liability for Taxes. As a condition to accepting the RSU Award, you hereby (a) agree to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from the RSU Award or other Company compensation and (b) acknowledge that you were advised to consult with your own personal tax, financial and other legal advisors regarding the tax consequences of the RSU Award and have either done so or knowingly and voluntarily declined to do so.
6.Severability. If any part of this Agreement, the French Sub-Plan or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement, the French Sub-Plan, or the Plan not declared to be unlawful or invalid.  Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
7.Other Documents.  You hereby acknowledge receipt of or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Prospectus.  In addition, you acknowledge receipt of the Company’s Trading Policy.

8.Questions. If you have questions regarding these or any other terms and conditions applicable to your RSU Award, including a summary of the applicable federal income tax consequences please see the Prospectus.

Attachment II
Asana, Inc.
2020 Equity Incentive Plan